                                                                       EXHIBIT 5

                       [O'Melveny & Myers LLP Letterhead]

June 2, 2004

Ask Jeeves, Inc.
5858 Horton Street, Suite 350
Emeryville, California 94608

         Re:      Registration of Securities of Ask Jeeves, Inc.

Ladies and Gentlemen:

         In connection with the registration of up to 206,238 shares of Common Stock of Ask Jeeves, Inc., a Delaware corporation (the "Company"), par value $0.001 per share (the "Shares"), and additional Preferred Stock Purchase Rights pursuant to the Rights Agreement, dated as of April 26, 2001, between the Company and Fleet National Bank, N.A., as Rights Agent (the "Rights"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on or about the date hereof, up to 81,774 of such Shares (the "2001 Plan Shares") and related Rights to be issued or delivered pursuant to the Interactive Search Holdings, Inc. 2001 Equity Incentive Plan, as amended (formerly known as the Bulldog Holdings, Inc. 2001 Equity Incentive Plan) (the "2001 Plan") and up to 124,464 of such Shares (the "2003 Plan Shares") and related Rights to be issued or delivered pursuant to the Interactive Search Holdings, Inc. 2003 Equity Incentive Plan (formerly known as the Bulldog Holdings, Inc. 2003 Equity Incentive Plan) (the "2003 Plan"), you have requested our opinion set forth below.

         In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

         On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

         (1) the 2001 Plan Shares and related Rights, and the 2003 Plan Shares and related Rights, have been duly authorized by all necessary corporate action on the part of the Company; and

         (2) when issued in accordance with such authorization, the provisions of the 2001 Plan or the 2003 Plan, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the 2001 Plan or the 2003 Plan, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the 2001 Plan or the 2003 Plan, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the 2001 Plan Shares and the 2003 Plan Shares will be validly issued, fully paid and non-assessable, and the related Rights will be validly issued.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                             Respectfully submitted,

                             /s/ O'Melveny & Meyers LLP